                                                                 EXHIBIT C - 3.1
                                                                       (REVISED)

                            TAX ALLOCATION AGREEMENT

     Agreement dated __________, 2001, by and among Powergen USA and its undersigned subsidiaries.

                                   WITNESSETH

     WHEREAS, the parties hereto are members of an affiliated group ("Affiliated Group") as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended ("Code"), of which Powergen USA is the common parent; and

     WHEREAS, such Affiliated Group will file a U.S. consolidated income tax return for its tax period 2000 (to be filed by September 15, 2001) and is required to file consolidated tax returns for subsequent years; and

     WHEREAS, Louisville Gas & Electric Company ("LG&E") was ordered in the Commonwealth of Kentucky Public Service Commission Case No. 89-374 to allocate income tax liabilities using the "stand alone" method; and

     WHEREAS, Kentucky Utilities Company ("KU") was ordered in the Commonwealth of Kentucky Public Service Commission Case No. 10296 to develop, implement, and maintain cost allocation procedures that will prevent cross-subsidization; and

     WHEREAS, it is the intent and desire of the parties hereto that a method be established for allocating the consolidated tax liability of the Affiliated Group among its members, for reimbursing LG&E Energy Corp. ("LG&E Energy") for payment of such tax liability, for compensating any party for use of its losses or tax credits, and to provide for the allocation and payment of any refund or credit arising from a carryback, or carryforward of losses or tax credits from other tax years.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.   Definitions:

     "Consolidated tax" shall mean the aggregate tax liability for a taxable year, being the tax shown on the consolidated return of the Affiliated Group and any adjustments thereto thereafter determined. The consolidated tax shall mean the amount of the refund if the consolidated tax return shows a negative tax liability.

     "Corporate taxable income" shall mean the income or loss of a member, computed as though such company had filed a separate return on the same basis as used in the consolidated return, except that dividend income from associate companies shall be disregarded, and other intercompany transactions eliminated in the consolidated return shall be given appropriate effect. Carryovers and carrybacks shall not be taken into account to the extent that the member has been paid a corporate tax credit therefor under paragraph 4 of this Agreement.

     "Corporate tax credit" shall mean the negative separate return tax of a member for a taxable year, equal to the amount by which the consolidated tax is reduced by including a net corporate taxable loss or other tax benefit of such associate company in the consolidated return.

     "Holding Company" means LG&E Energy and each member of the Affiliate Group which is a parent company of LG&E Energy.

     "Powergen Holding Company" means each Holding Company other than LG&E
     Energy.

     "Separate return tax" shall mean the tax on the corporate taxable income of a member computed as though the member were not a member of a consolidated group.

2. A U.S. consolidated income tax return shall be filed by Powergen USA for the tax period ended December 31, 2000 and for each subsequent taxable period in respect of which this Agreement is in effect and for which the Affiliated Group is required or permitted to file a consolidated tax return. Powergen USA shall be solely responsible for the preparation of such returns, and shall be entitled to make all such elections under the Code (in its sole discretion) as it shall deem appropriate or advisable in connection with those returns; provided that Powergen USA shall have no liability to the subsidiaries for any errors or omissions in the preparation or filing of those returns, or in connection with those elections. Each of the undersigned members shall, and shall cause their respective subsidiaries to execute and file such consents, elections, and other documents that Powergen USA may in its sole discretion determine are required or appropriate, in Powergen USA's discretion and at its request, for the proper filing of, or in connection with, such returns, and take all such other actions as shall be required to give effect to the provisions of this Agreement. The undersigned members and their respective subsidiaries are hereinafter collectively referred to as the "subsidiaries" or "members", and individually referred to as a "subsidiary" or a "member".

3. LG&E Energy will make all Federal corporate income tax payments to the Internal Revenue Service on behalf of the Affiliated Group.

4. Each member (including each Holding Company) shall pay the amount of its separate return tax to LG&E Energy if such amount is positive. LG&E Energy shall pay any member with a positive corporate tax credit the amount of such credit; provided, however, that no such payment shall be made in this respect to any Holding Company. Any corporate tax credit of a Holding Company, other than in connection with tax benefits related to the debt incurred by Powergen USA (or any other Powergen Holding Company) from time to time to finance the acquisition of its U.S. utility and energy-related businesses, including LG&E Energy and its direct and indirect subsidiaries, and any debt incurred to refinance or refund the foregoing ("Acquisition Debt"), shall be reallocated to the other members of the Affiliated Group having a positive separate return tax liability in proportion to their separate return tax. The corporate tax benefits related to the Acquisition Debt shall be retained by LG&E Energy. In the event that the total separate return tax of the Affiliated Group exceeds the consolidated tax liability of the Affiliated Group, the excess shall be allocated to the members having positive separate return tax liability in proportion to the separate return tax liabilities of such members. For purposes of this Agreement, any liability for alternative minimum tax shall be treated as part of the member's separate tax liability provided that the entire Affiliated Group incurs an alternative minimum tax liability. Intercompany eliminations recorded by consolidation entries that affect the consolidated tax will be assigned to the appropriate member necessitating the intercompany elimination for the purpose of computing separate return tax. In the event that less than all of the net tax benefits of the members having negative separate return tax are absorbed, the aggregate corporate tax credit applicable to such members shall be allocated to such members in proportion to their separate return tax liabilities; provided, however, that to the extent that the consolidated tax and separate return tax for any year include material items taxed at different rates or involve other special benefits or limitations, the associated tax benefits shall be first allocated, to the extent possible, to the individual members of the group applicable to them. Under no circumstances shall the amount of tax liability allocated to a member of the Affiliated Group under this Agreement exceed its separate tax liability.

5. Payment of the consolidated U.S. tax liability for a taxable period shall include the payment of estimated tax installments due for such taxable period. Each member shall pay to LG&E Energy an amount equal to its positive separate return tax liability, if any, for that taxable period, and LG&E Energy shall pay to each member an amount equal to its corporate tax credit attributable to that taxable period, in each case by the due date for payment of the consolidated U.S. taxes. Any amounts paid by a member on account of a separate return or separate estimated tax payment that are credited against the consolidated tax liability of the Affiliated Group shall be included in determining the payments due from such member. Any overpayment of estimated tax shall be promptly refunded to such member. Payment shall be made within ten days after each quarterly payment date for estimated taxes and the date of filing of the consolidated return for such taxable period.

6. If part or all of an unused loss or tax credit is allocated to a member of the Affiliated Group pursuant to Treasury Regulations Section 1.1502-79, and is carried back or forward to a year in which such member filed a separate return or a consolidated return with another affiliated group, any refund or reduction in tax liability arising from the carryback or carryover shall be retained by such member. Notwithstanding the above, Powergen USA shall determine whether an election shall be made not to carry back part or all of a consolidated net operating loss for any tax year in accordance with Section 172(b)(3) of the Code.

7. If the consolidated tax liability is adjusted for any taxable period, whether by means of an amended return, claim for refund, or after a tax audit by the Internal Revenue Service, the liability of each member shall be recomputed to give effect to such adjustments, and in the case of a refund, LG&E Energy shall make payment to each member for its share of the refund, determined in the same manner as in paragraph 4 above, within ten days after the refund is received by LG&E Energy, and in the case of an increase in tax liability, each member shall pay to LG&E Energy its allocable share of such increased tax liability, penalties and interest within ten days after receiving notice of such liability from LG&E Energy.

8. The allocation of state and local income tax liabilities will be determined based on the application of one of the following filing methods:

          (1)  Separate entity
          (2)  Unitary group
          (3)  Nexus Combined
          (4)  Consolidated (mirrors the federal group);

     provided, however, that no member's state or local tax income tax liability under the Agreement shall exceed its state or local tax liability had it filed a separate return.

     All tax cost or benefit determined under a SEPARATE ENTITY filing will be allocated to the subsidiary that filed the separate return.

     Tax cost or benefit determined for a UNITARY filing will be allocated to the applicable business unit, similar to a separate entity filing allocation. For example, if the gas facilities group files a state unitary return including the gas facilities parent and all its subsidiaries, the entire state tax cost or benefit is allocated to the gas facilities group. Further allocation within the group is optional at the discretion of the group.

     Tax cost or benefit determined for a NEXUS COMBINED filing will be allocated as if each entity or business unit (e.g., KU, LG&E, Power Generation, Facilities) filed a "stand alone" or separate entity return. Both apportionment factors and taxable income are to be considered in the allocation. No benefit will be allocated to Powergen USA. Any remaining cost or benefit will be allocated to LG&E Energy on at least an annual basis.

     Tax cost or benefit determined for a CONSOLIDATED filing will be allocated based on each subsidiary's or business unit's nexus (as defined below) with the individual state or locality. For example, state tax determined in a consolidated return will be allocated as if the entity (or business unit) filed a "stand alone" or separate tax return using both: (a) the entity's (or business unit's) property, payroll, and receipts apportioned to the state and (b) their taxable income or loss. No tax cost or benefit will be allocated to any entity or business unit having no nexus in the state or locality, and no benefit will be allocated to Powergen USA. The remaining cost or benefit will be allocated to LG&E Energy on at least an annual basis.

     For purposes of state and local allocations, the following definitions are provided:

     "Nexus"--The connection an entity has with a taxing jurisdiction generally represented by property and payroll. The applicable jurisdiction's nexus standards will determine whether tax cost or benefit is allocated to an entity. (E.g., state sales or receipts of an entity may require inclusion in a consolidated return even though the entity itself does not have nexus and is protected by PL 86-272.)

     "Unitary"--The relationship between related/affiliated members generally within a consolidated group. The applicable jurisdiction will determine whether the entities are unitary. This often requires a presence of unity of ownership (e.g., over 50% owned by common parent), unity of operation (back-office or central support functions) and unity of use (centralized policies, common management forces, intercompany products flow or services provided by one entity to another)

     "Nexus-combined"--A return that includes only those entities having nexus in the applicable jurisdiction.

9. The payment or refund of any tax liability discussed in paragraphs 2-8 above may be satisfied through the debiting or crediting of the member's (s') intercompany payable or receivable account on the same day as payment or refunds would have otherwise been required. If during a consolidated return period Powergen USA or any subsidiary acquires or organizes another corporation that is required to be included in the consolidated return, then such corporation shall join in and be bound by this Agreement.

10. This Agreement shall apply to the tax period ending December 31, 2000, and all subsequent taxable periods unless and until (a) this Agreement is terminated by the mutual consent of the signatories hereto, or (b) this Agreement is terminated by Powergen USA (in its sole discretion) as to any one or more subsidiaries at any time that those subsidiaries are no longer members of an affiliated group with Powergen USA under Section 1504(a) of the Code. Notwithstanding such termination, this Agreement shall continue in effect with respect to any payment or refunds due for all taxable periods ending on or prior to termination.

11. This Agreement shall be binding upon and inure to the benefit of any successor of the parties and their subsidiaries, whether by operation of law or otherwise, to the same extent as if the successor had been an original party to the Agreement.

12. This Agreement is subject to revision as a result of changes in income tax law and changes in relevant facts and circumstances, subject to approval of such revision by the Securities and Exchange Commission as and to the extent required by the Public Utility Holding Company Act of 1935.

13. Notwithstanding any provision in this Agreement to the contrary, income tax shall be allocated among the parties in a manner consistent with Rule 45(c)(2)(ii) of the Public Utility Holding Company Act of 1935.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized representatives on _______________, 2001.

                                        Powergen USA

                                        By
                                           -------------------------------------

                                        PowerGen US Investments Corp.

                                        By
                                           -------------------------------------

                                        LG&E Energy Corp.

                                        By
                                           -------------------------------------

                                        Louisville Gas and Electric Company

                                        By
                                           -------------------------------------

                                        Kentucky Utilities Company

                                        By
                                           -------------------------------------

                                        LG&E Capital Corp.

                                        By
                                           -------------------------------------

                                        LG&E Energy Marketing Inc.

                                        By
                                           -------------------------------------